Exhibit (a)(2)

Metric Partners Growth Suite Investors, L.P.

May 28, 2003

Via US Mail and Email
Kenneth E. Nelson and Susan B. Nelson
4107 W. Gazebo Hill Blvd., N107
Megron, WI 53092

Re:	Purported Solicitation Statement for Unit Holders of Metric Partners Growth Suite Investors, L.P.

Dear Mr. Nelson and Ms. Nelson:

This letter is to notify you that we have advised Metric Assignor, Inc. (the “Assignor Limited Partner”), the sole limited partner of Metric Partners Growth Suite Investors, L.P., (the “Partnership”), a California Limited Partnership, to disregard any consents obtained pursuant to the Solicitation Statement dated May 14, 2003 as prepared and filed by you with the Securities and Exchange Commission. The purported solicitation is invalid as it fails to comply with the provisions of the Amended and Restated Limited Partnership Agreement of the Partnership (the “Partnership Agreement”) and of the Assignment Agreement made and entered into as of April 4, 1988 (the “Assignment Agreement”).

Paragraph 4 of the Assignment Agreement provides that the Assignor Limited Partner will vote the Units assigned to Assignee Holders (as such terms are defined in the Assignment Agreement) in accordance with written instructions received from the Assignee Holders, with respect to any matter on which a vote of Limited Partners is taken “in accordance with the Partnership Agreement.” Paragraph 16.3 of the Partnership Agreement sets forth the mechanisms for a vote of the Limited Partners. Pursuant to such paragraph, only the Managing General Partner of the Partnership may call a meeting of the Limited Partners or call for a vote of the Limited Partners without a meeting on matters on which the Limited Partners are entitled to vote. As you know, the Managing General Partner has not called for the vote on the matters set forth in your Solicitation Statement.

These provisions were included in the Partnership Agreement and the Assignment Agreement as the California Uniform Limited Partnership Act (the “Act”) is silent as to the mechanisms involved in a vote of limited partners under the Act. Providing

One California Street, Suite 1400, San Francisco, CA 94111-5415

Exhibit (a)(2)

that only the Managing General Partner can call a meeting or a vote of the Limited Partners is of course appropriate so that the correct list of owners of record as of the record date is utilized and the collection of votes and consents is properly monitored. Paragraph 16.3 of the Partnership Agreement provides that the Managing General Partner shall call for a vote of the Limited Partners following receipt of a written request therefor by Limited Partners holding 10% or more of the Units held by all Limited Partners as of the date of receipt of such written request.

The last sentence of Paragraph 4 of the Assignment Agreement provides that the Assignor Limited Partner shall request the Managing General Partner to submit a matter to the Limited Partners without a meeting pursuant to the Partnership Agreement upon written request of Assignee Holders owning Units which represent in the aggregate 10 percent or more of all of the outstanding Units.

If you should decide that you still want to solicit the Assignee Unit Holders on the matters you raised in your Solicitation Statement and you are successful in obtaining the necessary written requests for the Assignor Limited Partner to request that the Managing General Partner submit a matter to the Limited Partners, please prepare the wording of the resolutions you propose for adoption so that these resolutions may be included in the solicitation materials which then will be prepared by the Managing General Partner.

In light of the foregoing, we will give you two business days to revise your tender offer materials to advise the Assignee Unit Holders that your solicitation of consents is not valid and that those conditions to your tender offer on the Units dependent on the success of your solicitation are not presently capable of being met. If you do not take such action to withdraw your tender offer in its present form, we will seek a court order enjoining you from proceeding.

Very truly yours,

METRIC PARTNERS GROWTH SUITE INVESTORS, L.P., A CALIFORNIA LIMITED PARTNERSHIP

By:	Metric Realty,
an Illinois General Partnership, its Managing General Partner

By:	SSR Realty Advisors, Inc,
a Delaware corporation, its Managing Partner

By:	/s/ Herman H. Howerton
Herman H. Howerton,
its Managing Director, General Counsel